
EXHIBIT 6.0
-----------

                         Z.KID NETWORK CO. & SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               March 31,     December 31,
                                                                  2001           2000
                                                              -----------    -----------
                                                              (Unaudited)     (Audited)
Current Assets
  Cash                                                        $    46,773    $     2,406
                                                              -----------    -----------
          Total Current Assets                                     46,773          2,406
                                                              -----------    -----------

Furniture and Equipment                                            38,779         31,585
                                                              -----------    -----------

Other Assets
  Cost in excess of net assets                                    212,502        216,668
  Software development costs                                      176,254        185,531
  Deposits                                                          1,265          1,265
                                                              -----------    -----------
          Total Other Assets                                      390,021        403,464
                                                              -----------    -----------
          Total Assets                                        $   475,573    $   437,455
                                                              ===========    ===========



                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Notes payable                                               $   112,500    $      --
  Accounts payable and accrued expenses                            64,636         76,609
  Due to stockholder                                              691,195        605,695
                                                              -----------    -----------
          Total Current Liabilities                               868,331        682,304
                                                              -----------    -----------

Stockholders' Deficit
  Preferred stock, $.001 par value, 10,000,000
    shares authorized, 1,000,000 issued and
    outstanding, respectively                                       1,000          1,000
  Common stock, $.0001 par value, 100,000,000
    shares authorized, 21,857,034 issued and
    outstanding, respectively                                       2,185          2,185
  Additional paid in capital                                      591,285        591,285
  Accumulated deficit during development stage                   (639,321)      (491,412)
  Deficit                                                        (347,907)      (347,907)
                                                              -----------    -----------
          Total Stockholders' Deficit                            (392,758)      (244,849)
                                                              -----------    -----------

          Total Liabilities and Stockholders' Deficit         $   475,573    $   437,455
                                                              ===========    ===========



See accompanying summary of notes to unaudited condensed pro forma consolidated financial statements.


                        Z.KID NETWORK CO. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
            CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                          For the period
                                                                               from
                                         For the three months ended         August 25,
                                      --------------------------------       1999 to
                                         March 31,         March 31,         March 31,
                                             2001              2000              2001
                                      --------------    --------------    --------------

Expenses
Selling, general and administrative   $      131,210    $       54,818    $      572,221
Depreciation and amortization                 16,699             4,166            67,100
                                      --------------    --------------    --------------
        Total Expenses                       147,909            58,984           639,321
                                      --------------    --------------    --------------

        Net Loss                      $     (147,909)   $      (58,984)   $     (639,321)
                                      ==============    ==============    ==============


 Basic loss per share                 $       (0.007)   $       (0.005)   $       (0.029)
                                      ==============    ==============    ==============

Weighted average common shares            21,857,034        11,174,786        21,857,034
                                      ==============    ==============    ==============






See accompanying summary of notes to unaudited condensed pro forma consolidated financial statements.


                         Z.KID NETWORK CO. & SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
            CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                For the period
                                                                                     from
                                                For the three months ended        August 25,
                                              ------------------------------       1999 to
                                                March 31,        March 31,        March 31,
                                                    2001             2000             2001
                                              -------------    -------------    -------------
Cash flows from operating activities:
  Net loss                                    $    (147,909)   $     (58,984)   $    (639,263)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization                    16,699            4,166           67,100
    Increase in deposits                               --               --             (1,265)
    Increase (decrease) in accounts payable         (11,973)              91           61,136
                                              -------------    -------------    -------------
Net cash used in operating activities              (143,183)         (54,727)        (512,292)
                                              -------------    -------------    -------------

Cash flow from investing activities:
    Costs in excess of assets acquired              (10,450)          (1,510)        (185,531)
    Purchase of furniture and equipment                --               --            (59,102)
                                              -------------    -------------    -------------
Net cash used in investing activities               (10,450)          (1,510)        (244,633)
                                              -------------    -------------    -------------

Cash flows from financing activities:
    Proceeds from issuance of common
      stock                                            --               --                  3
    Proceeds from notes payable                     112,500             --            112,500
   Advances from stockholder loans                   85,500           59,522          691,195
                                              -------------    -------------    -------------
Net cash provided by financing activities           198,000           59,522          803,698
                                              -------------    -------------    -------------

Net increase in cash                                 44,367            3,285           46,773

Cash at beginning of year                             2,406            9,205             --
                                              -------------    -------------    -------------

Cash at end of year                           $      46,773    $      12,490    $      46,773
                                              =============    =============    =============





See accompanying summary of notes to unaudited condensed pro forma consolidated financial statements.

                        Z.KID NETWORK CO. AND SUBSIDIARY
         NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


1. Presentation of Interim Information

In the opinion of the management of Zkid Network Company and Subsidiary, Inc. (the Company), the accompanying unaudited condensed pro forma consolidated financial statements include all normal adjustments considered necessary to present fairly the financial position as of March 31, 2001, and the results of its consolidated operations and cash flows for the three months ended March 31, 2001 and 2000. Interim results are not necessarily indicative of the consolidated results for a full year.

The condensed pro forma consolidated financial statements and notes are presented as permitted by Form 10-Q, and do not contain certain information included in the Company's audited consolidated financial statements and notes for the year ended December 31, 2000.

The accompanying pro forma consolidated financial statements illustrate the effect of the acquisition ("Pro Forma") on the Company's financial position and results of operations. The pro forma consolidated balance sheets as of March 31, 2000 and December 31, 2000 are based on the historical balance sheets of the Company and Quadric Acquisition Corporation as of these dates and assumes the acquisition took place on these dates. The pro forma consolidated statement of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 are based on the historical statements of operations of the Company and Quadric Acquisition Corporation for those periods. The pro forma consolidated statements of operations assume the acquisition took place prior to December 31, 2000.

The pro forma consolidated financial statements as of March 31, 2001 and December 31, 2000 and for the periods then ended includes the pro forma acquisition of E.Kid Network.com, Inc. on January 23, 2001 as described in Note 2.

The pro forma consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma consolidated financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The accompanying pro forma consolidated financial statements should be read in connection with the historical financial statements of the Company and Quadric Acquisition Corporation.

2. Consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated.

On January 24, 2001, the Company f/k/a East Coeur D'Alene Silver Mines, Inc. changed its name to Z.Kid Network Co. On January 23, 2001, the Company acquired all of the issued and outstanding common shares of E.Kidnetwork.com, Inc. in exchange for 15,000,000 shares, net of its restricted common stock and 1,000,000 shares of its restricted Series A preferred stock valued at $750,000. The acquisition was accounted for as a consolidation of a wholly owned subsidiary, with the assets and liabilities recorded at historical costs, and the results of the subsidiary's operations included in the Company's consolidated financial statements. Z.KID NETWORK CO. AND SUBSIDIARY NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                        Z.KID NETWORK CO. AND SUBSIDIARY
         NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


2. Consolidation, Continued

On January 23, 2001, 9,000,000 shares of the Company's common stock, owned by a majority shareholder, were cancelled in accordance with the capitalization requirement of this business combination.

On April 25, 2001, the Company acquired all of the issued and outstanding shares of the common stock of Quadric Acquisition Corporation in exchange for 5,000,000 shares of its restricted common stock valued at $250,000. The acquisition will be accounted for as a purchase, with the assets and liabilities recorded at fair value, and the results of the Quadric Acquisition Corporation's operations included in the Company's consolidated financial statements.

3. Basic Loss Per Share

Basic loss per share is the same as diluted loss per share due to the anti-dilutive nature of the convertible notes payable and stock options.

4. Statement of Cash Flows

The supplemental disclosure of cash flow information for the three months ended March 31, 2001 is, as follows:

         On April 25, 2001 the Company acquired 100% of the outstanding common stock of Quadric Acquisition Corporation valued at $250,000 by issuing 5,000,000 shares of its restricted common stock at $.05 per share.

5. Going Concern

As shown in the accompanying financial statements, the Company incurred net losses of $147,909 for the three months ended March 31, 2001. The Company's current liabilities exceeded its current assets by $821,558 at March 31, 2001. The ability of the Company to continue as a going concern is dependent on the development and marketing of products to be offered by its subsidiaries. The Company will offer additional shares of its common stock to raise capital and obtain financing on an as needed basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

6. Cost In Excess Of Net Asset

The excess of investments in consolidated subsidiaries over the net asset value at acquisition is amortized over a fifteen-year period. The Company's policy is to evaluate its intangible assets based upon an evaluation of such factors as the occurrence of a significant adverse event of change in the environment in which the business operates, or if the expected future net cash flows would become less than the carrying amount of the asset. An impairment loss would be recorded in the period such determination is made.

                        Z.KID NETWORK CO. AND SUBSIDIARY
          NOTES TO CONDENSED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


7. Notes Payable

The Company is indebted  to an  individual  in the amount of $50,000 as of March
31,  2001.   There  are  no  formal   repayment   terms  and  the  note  is  not
collateralized.

The Company is indebted to five individuals in the amount of $12,500 each as of March 31, 2001 under an agreement, which provides for the conversion of each note into 225 common shares of the subsidiary for a total of 1,125 common shares.

8. Stock Options

On December 3, 2000, the Company entered into a stock option agreement in which the Company grants the option to an officer to purchase up to 25,000 shares of common stock for an exercise price of $0.10 per share at any time through December 31, 2001.

SFAS No. 123 requires the disclosure of pro forma net income and earnings per shares as though the Company had adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable option without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six to twelve months following vesting; stock volatility, 30% for 2000; risk free interest rates, 4.4% to 6.6% based on date of grant; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and no forfeitures. If the computed fair value of the 2000 award had been amortized to the Company's expense over the vesting period of the award, the Company's pro forma net loss applicable to common shareholders and the related loss per share would have been ($32,582) or $0.01 per diluted share as of March 31, 2001.

The following is a summary of stock option plan activity for the three months ended March 31, 2001.

         Number of options outstanding on December 31, 2000            25,000

         Number of options exercised by in 2001                             -
                                                                  -----------
         Number of options outstanding on March 31, 2001               25,000
                                                                  ===========
         Number of options exercisable at March 31, 2001               25,000
                                                                  ===========
         Weighted average exercise price per share
           outstanding and exercisable                            $     0.094
                                                                  ===========
         Weighted average remaining contractual life of
             options outstanding and exercisable (in months)                9
                                                                  ===========